Exhibit 99.1
For Immediate Release
TROPICANA ENTERTAINMENT FILES
FOR CHAPTER 11 REORGANIZATION
Company to maximize asset value,
address debt through comprehensive restructuring
Positive cash flow, $67 million DIP financing
secure ongoing operations
Crestview Hills, KY, May 5, 2008 — Emphasizing that its casino and resort properties are more than adequately financed and that it will continue to serve customers on a “business as usual” basis, Tropicana Entertainment, LLC today filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code so it can work to maximize the value of the company’s assets through a comprehensive restructuring.
Nine of the 11 properties owned directly by Tropicana Entertainment are included in the petitions. While the company’s Atlantic City, New Jersey, casino and resort is not part of the filing and is unaffected by it, Tropicana Entertainment intends to coordinate its efforts with the Trustee of the Atlantic City casino to maximize value for the mutual benefit of their common creditors.
During the process, Tropicana Entertainment expects to maintain current staffing levels and will fund the majority of ongoing operations from its own cash flow. It has secured $67 million in debtor-in-possession (DIP) financing that it can use to supplement its working capital and ensure each property’s competitive market position. The DIP loan is being provided by Silver Point Finance, LLC of Greenwich, Connecticut.
“Our company is going into this process from a position of financial and operational strength,” said Tropicana President Scott C. Butera, who will lead the restructuring. “We generate positive operational cash flows and, along with our DIP financing, we have more-than-adequate resources to meet our ongoing financial needs. We will continue to offer our visitors and players a full range of lodging, entertainment and gaming services.
“The period ahead is an opportunity to work with all of our constituents to address our debt issues and reorganize our business so that we can optimize the value of the company’s assets,” Butera continued. “We are confident we will emerge from this process as a stronger, more competitive brand with a solid financial structure and clearly enhanced fundamentals.”
In conjunction with the filing, Tropicana Entertainment is seeking approval for a variety of first day motions that will allow it to continue to manage operations in the ordinary course. The motions include requests to make wage and salary payments and other benefits to employees; honor customer programs and certain other pre-petition customer obligations; and pay critical vendors, suppliers, and certain other pre-petition trade claims. This relief will allow the company to operate its business without interruption while it continues restructuring in a controlled process.
The motions are typical in Chapter 11 filings, and court approval is generally granted promptly. The company intends to pay all providers of goods and services delivered post-petition in the ordinary course of business.
The nine business entities included in the filing are casinos and affiliates that are directly owned by Tropicana Entertainment, LLC. They are:
•	Bayou Caddy’s Jubilee Casino — Greenville, Mississippi;

•	Casino Aztar — Evansville, Indiana;

•	Horizon Casino Hotel — Vicksburg, Mississippi;

•	Horizon Casino Resort — Lake Tahoe, Nevada;

•	MontBleu Resort Casino & Spa — Lake Tahoe, Nevada;

•	River Palms Resort & Casino — Laughlin, Nevada;

•	Tropicana Express Hotel & Casino — Laughlin, Nevada;

•	Sheraton Hotel and Belle of Baton Rouge Casino; and

•	Tropicana Casino & Resort — Las Vegas, Nevada.
In addition to Tropicana Atlantic City Casino & Resort, the other Tropicana Entertainment property excluded from the filing is the Lighthouse Point Casino, Greenville, Mississippi. Two other casinos owned by parent Tropicana Casinos and Resorts — the Amelia Belle Casino in Amelia, Louisiana, and the Westin Casuarina Las Vegas Hotel, Casino & Spa — are also excluded.
About Tropicana Entertainment, LLC
Tropicana Entertainment, LLC, an indirect subsidiary of Tropicana Casinos and Resorts, is one of the largest privately held gaming entertainment providers in the United States. The company operates 540,000 square feet of casino space with 15,000 slot machine positions. With more than 11,000 employees and 8,300 hotel rooms at its properties, it produces in excess of $1.2 billion annual revenue. More information is available at www.tropicanacasinos.com. None of the information contained on the company’s website shall be deemed incorporated by reference or otherwise included herein.
Contacts

Hud Englehart	Michael Geczi	Caroline Hoenk
Beacon Advisors	FD	FD
o: 513-533-4800	o: 312-553-6735	o: 312-861-4706
c: 312-860-0106	c: 312-519-4920	c: 646-269-7541